Exhibit 10.31

July 16, 2009

Joseph M. LaValle

RE: Employment with Immersion Corporation

Dear Joseph:

Immersion Corporation (the “Company” or “Immersion”) is pleased to present this offer for the position of VP, World Wide Sales – Touch Line of Business, on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

Reporting Duties and Responsibilities. In this position, you will be reporting to Craig Vachon, SVP & GM – Touch Line of Business.

Salary and Benefits. Your initial biweekly salary will be $7115.38, an annual base salary of $185,000 payable in accordance with the Company’s customary payroll practice. This offer is for a full-time, salaried, exempt position. Our Company’s focal reviews are normally conducted in January at which time your performance will be evaluated. You will also receive the Company’s standard employee benefits package. A copy of our current benefits package is enclosed. Please note that the Company’s benefit package is subject to change at any time.

You will be eligible to participate in the Company’s 2009 Variable Compensation Plan. Based on this plan, your annual target incentive is $111,000 for an annual total target compensation plan of $296,000 which will be paid according to the Company’s customary commission practice.

Stock Options. Effective upon board approval, the Company will grant you an option to purchase 49,500 shares of the Company’s Common Stock pursuant to the Company’s stock option plan and standard stock option agreement. All options will have an exercise price that will be equal to the fair market value of the Company’s Common Stock at the date of grant. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company.

Background Investigation. This offer is contingent upon a satisfactory background investigation. This agreement may be revoked in the event the results of the investigation do not meet Immersion’s requirements.

Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. A copy of the agreement is attached for your review. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Authorization to Work. The Immigration Reform and Control Act of 1986 requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States. Acceptable documentation is shown on the enclosed form titled Employment Eligibility Verification (Form I-9). Please bring this form to work along with the appropriate documentation to the new employee orientation on your first day of employment. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

Term of Offer. This offer will expire at end of business day on July 20th, 2009. If you decide to accept our offer, and we hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and heirs, administrators and executors, will be governed by California law, and may only be amended in writing signed by you and the Company.

We are excited and pleased to have you join the Immersion team in this exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,

/s/ Janice Passarello
Janice Passarello
Vice President, Human Resources

Agreed and Accepted

I agree to and accept employment with Immersion Corporation on the terms and conditions set forth in this agreement.

X /s/ Joseph M. La Valle	7/20/09
Joseph M. LaValle	July 20th, 2009

Anticipated Start Date: 8/3/09